Summary Pro Forma Consolidated Financial Data
The pro forma balance sheet as of December 31, 2006 and income statement for the year ended December 31, 2006 set forth below gives effect to the following transaction as if it had occurred on January 1, 2006
•	our acquisition of Fidelity, including certain estimated mark to market adjustments required by purchase accounting.
Fidelity’s loans, deposits and premises and equipment have been reviewed by a third party in order to determine the fair value of these assets and liabilities. The recognition of these adjustments will affect recorded goodwill. Since this transaction is a taxable acquisition, there are no deferred tax assets or liabilities recorded related to the purchase accounting adjustments. The balance of these adjustments will be amortized or accreted into income over the estimated lives of the related assets and liabilities.
The pro forma financial information does not purport to be indicative of the operating results or financial position that would have actually occurred or existed if the transactions had occurred on the dates indicated, nor is it indicative of our future operating results or our financial position. This pro forma information does not include any cost savings or other financial and operating benefits that may be achieved or realized as a result of the Fidelity acquisition.
Exhibit b.1
Dearborn Bancorp, Inc.
Pro Forma Consolidated Balance Sheet
(Dollars, in thousands)

	As of December 31, 2006
	Dearborn	Fidelity	Adjustments		Combined
Cash and due from banks	$5,824	$6,229	$—		$12,053
Mortgage loans held for sale	1,823	—	—		1,823
Investment securities	7,166	21,573	—		28,739
Federal funds sold	64,206	7,862	(62,500)	b	9,568
Loans	756,420	179,553	162	a	936,135
Less: allowance for loan loss	(7,775)	(1,704)	—		(9,479)
Premises and equipment, net	14,293	4,712	4,502	d	23,507
Goodwill	5,473	—	25,732	a,c,d	31,205
Intangible assets	2,041	—	11,239	a	13,280
Other assets	6,460	2,194	—		8,654

Total assets	$855,931	$220,419	($20,865)		$1,055,485

Deposits	$633,216	$187,547	($59)	a	$820,704
Federal Home Loan Bank advances	25,561	1,767	—		27,328
Federal funds purchased	37,300	—	8,000	b	45,300
Securities sold under agreement to repurchase	619	—	—		619
Other borrowings	—	—	—		—
Other liabilities	4,250	2,299	—		6,549
Subordinated debentures	10,000	—	—		10,000

Total liabilities	710,946	191,613	7,941		910,500

Stockholders’ equity	144,985	28,806	(28,806)	c	144,985

Total liabilities and stockholders’ equity	$855,931	$220,419	($20,865)		$1,055,485

a. Recognition of intangible assets and purchase accounting adjustments on loans and deposits.

Core Deposit Intangible	$7,898
Borrower Relationship Intangible	3,341
Fixed Maturity Deposits	59
Loan Portfolio	162

Total	$11,460

b. Transfer of funds from borrowing to federal funds sold to partially fund acquisition.

c. Acquisition of Fidelity Bank for $70,500 less elimination of Fidelity Capital and other adjustments.

Purchase price	$70,500
Identified intangible assets and adjustments	(11,460)
Fidelity Capital	(28,806)
Valuation adjustment on buildings	(4,502)

Goodwill	$25,732

d. Recognition of valuation adjustment on buildings acquired.